UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012

GASCO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32369	98-0204105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Inverness Drive East, Suite 100, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 483-0044

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement.  On February 23, 2012, Gasco Production Company (the “Company”), a Delaware corporation and wholly owned subsidiary of Gasco Energy, Inc. (“Gasco”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Wapiti Oil & Gas II, L.L.C., a Delaware limited liability company (“Wapiti”).  Pursuant to the terms of the Purchase Agreement, at closing, the Company will transfer to Wapiti an undivided 50% of the Company’s interest in its Uinta Basin producing oil and gas assets and properties in the Uintah, Duchesne and Carbon counties in Utah (the “Project Area,” and such interests, the “Conveyed Interests” and, together with the Company’s remaining 50% undivided interest in such producing assets and properties and any other similarly situated oil and gas assets and properties that are jointly acquired by the Company and Wapiti after the closing, the “Producing Assets”) in exchange for $20,750,000 in cash, subject to certain adjustments, including adjustments for certain environmental and title defects relating to the Conveyed Interests. The effective date of the transfer will be September 1, 2011.  The closing of the transactions contemplated by the Purchase Agreement (the “Closing”) is subject to certain customary closing conditions. The Company expects the Closing to occur in March of 2012.

The Purchase Agreement contains customary representations and warranties, covenants and indemnification obligations, as well as customary termination provisions.  If either the Company or Wapiti terminates the Purchase Agreement because of an uncured breach by the other party in a manner such that certain closing conditions would not be satisfied, the party so terminating the Purchase Agreement will be entitled to receive liquidated damages of $5,000,000 from the breaching party.

Development Agreement.  In connection with the Purchase Agreement, at the Closing the Company will enter into a Development Agreement with Wapiti (the “Development Agreement”).  Pursuant to the terms of the Development Agreement, the Company will assign Wapiti an undivided 50% interest in the Company’s other oil and gas assets in the Project Area (the “Non-Producing Assets” and collectively with the “Producing Assets,” the “Subject Assets”) in exchange for Wapiti’s agreement to enter into a drilling program to develop the Subject Assets.  The Subject Assets include 50% of the Company’s interest in approximately 117,000 gross leasehold acres and 84,000 net leasehold acres, as well as 135 producing wells and proven reserves

Under the terms of the drilling program, the parties commit to initially fund $37,500,000 of drilling and completion costs associated with the development of the Subject Assets, with the Company committing to fund $7,500,000 of such costs and Wapiti committing to fund $30,000,000 of such costs (with $15,000,000 of Wapiti’s commitment being paid by Wapiti on behalf of the Company as consideration for the Non-Producing Assets) (such commitment, as may be increased as provided below, the “Wapiti Commitment”).  On the one year anniversary of the Purchase Agreement, if the price of natural gas as quoted on the NYMEX Natural Gas Futures Market for the 5 year futures strip pricing is greater than or equal to $5.00/MMBtu, then the parties will increase the drilling program to $43,750,000, with the Company committing to fund $8,750,000 of such costs and Wapiti committing to fund $35,000,000 of such costs (with $17,500,000 of Wapiti’s commitment being paid by Wapiti on behalf of the Company as consideration for the Non-Producing Assets).  The drilling program will continue until the Wapiti Commitment has been fully expended or for a shorter period, if the Operating Committee (as defined below) votes to cease the drilling program after Wapiti has expended $10,000,000 on drilling and completion costs related to program wells (the “Drilling Term”).  The Company may suspend the drilling program, including the expenditure of the Wapiti Commitment, for up to six months if certain governmental environmental studies have not been completed by the time that $23,600,000 of the Wapiti Commitment has been expended.

With respect to wells drilled pursuant to the drilling program, the net revenue interest attributable to such wells (a) from the Closing through the time when the cumulative proceeds received by Wapiti from such wells equals the amount of costs actually paid by Wapiti in respect of such wells and the drilling program (such time, “Payout”), will be allocated 32.5% to the Company and 67.5% to Wapiti, and (b) after Payout, will be allocated in proportion to the actual net revenue interests of the parties in such wells.  With respect to each well drilled pursuant to the drilling program, (i) all drilling and completion costs will be borne (a) during the Drilling Term, 20% by the Company and 80% by Wapiti, (b) after the Drilling Term but before Payout, 32.5% by the Company and 67.5% by Wapiti, and (c) after Payout, in proportion to the actual working interests of the parties in such wells, and (ii) all other working interest costs will be borne (x) before Payout, 32.5% by the Company and 67.5% by Wapiti, and (y) after Payout, in proportion to the actual working interests of the parties in such wells.

Subject to the terms of the Development Agreement, the Company will manage the operations contemplated by the drilling program.  Except for the Subject Assets that are already subject to joint operating agreements with third parties, the operation of (i) a portion of the Subject Assets will be subject to an agreed upon form of joint operating agreement (a “JOA”), which will name the Company as operator of record, and (ii) the remaining portion of the Subject Assets will be subject to an agreed upon JOA, which will name Wapiti as operator of record.  The Company and Wapiti will enter into a contract operating agreement naming the Company as contract operator with respect to the portion of the Subject Assets for which Wapiti is named as operator of record.  The Company and Wapiti will form an Operating Committee (the “Operating Committee”) to oversee generally the drilling program and operations in the Project Area and to approve certain matters specified in the Development Agreement. The Operating Committee will consist of two members from each of the Company and Wapiti, with the members appointed by each party having an aggregate 50% vote.

The Development Agreement also contains transfer restrictions on each of the Company’s and Wapiti’s ability to transfer their respective interests in the Subject Assets. The Development Agreement also contains a customary area of mutual interest provision covering the Project Area. With certain limited exceptions, the Development Agreement will remain in effect during the Drilling Term; however, after the six-month anniversary of the end of the Drilling Term, the Development Agreement may be terminated by either the Company or Wapiti upon six months’ advance notice.

Item 7.01 Regulation FD Disclosure.

On February 27, 2012, Gasco issued a press release announcing the transaction described in Item 1.01 of this Current Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1.  The foregoing exhibit is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 27, 2012 regarding entering into the Purchase Agreement with Wapiti Oil & Gas II, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Gasco Energy, Inc.

Date: February 27, 2012	By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 27, 2012 regarding entering into the Purchase Agreement with Wapiti Oil & Gas, LLC.